AMENDMENT 1, DATED AUGUST 29, 1995,
                  TO THE REGISTRATION RIGHTS AGREEMENT,
                    DATED AS OF MAY 12, 1992, BETWEEN
            NATIONAL HEALTHCARE L.P. AND THE 1818 FUND, L.P.


          Reference is made to (1) the Registration Rights Agreement (the "Registration Rights Agreement"), dated as of May 12, 1992, between National HealthCare L.P. (previously National HealthCorp L.P.) ("NHC") and The 1818 Fund, L.P. ("The 1818 Fund"); (2) the "Indenture," dated as of August 29, 1995, between NHC and First American National Bank; and (3) the National HealthCare L.P. 6.0% Senior Subordinated Convertible Debentures due July 1, 2000 in principal amount of $30,000,000 (the "Debentures") issued to The 1818 Fund under and pursuant to the Indenture. Capitalized terms used but not defined herein have the meanings specified in the Registration Rights Agreement.

          NHC and The 1818 Fund hereby agree that (1) the definition of "Registrable Securities" in Section 3 of the Registration Rights Agreement includes the Debentures, which were issued to The 1818 Fund and exchanged for the Notes as of August 29, 1995 and (2) holders of the Debentures are entitled to the same rights and benefits as holders of the Notes under the Registration Rights Agreement.

                         THE 1818 FUND, L.P.

                         BY:  BROWN BROTHERS HARRIMAN & CO., GENERAL
                              PARTNER


                         BY:  /S/ LAWRENCE C. TUCKER
                              ---------------------------
                              Name:  Lawrence C. Tucker
                              Title:  Partner


                         NATIONAL HEALTHCARE L.P.

                         BY:  NHC, INC., MANAGING GENERAL PARTNER

                         BY:  /S/ RICHARD F. LAROCHE
                              ---------------------------
                              Name:  Richard F. Laroche
                              Title:  Senior Vice President